UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)

November 12, 2015

The Estée Lauder Companies Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

212-572-4200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Compensatory Arrangements of Certain Officers.

On November 12, 2015, the stockholders of The Estée Lauder Companies Inc. (the “Company”) approved amendments to The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan (the “Share Plan”). These amendments to the Share Plan principally:

•                  increased by 10,000,000 the aggregate number of shares of Class A Common Stock available for issuance under the Share Plan;

•                  decreased the limit on the number of shares that may be issued without a minimum vesting period to 5% of the remaining available shares;

•                  added “cash flows” to the list of business criteria that may underlie performance-based awards, and modified three items in such existing criteria (“net operating profit” was clarified as “net operating profit and/or margin,” “operating margin” was clarified as “operating income and/or margin,” and “gross margin” was clarified as “gross income and/or margin”).  In addition, “acquisitions” was added to the non-exclusive list of events or occurrences that were not budgeted or planned for in setting the performance goals and that may excluded or adjusted for in connection with the measurement of performance against goals;

•                  require stockholder approval for buyouts of Stock Options or Stock Appreciation Rights under the Share Plan; and

•                  impose a limit of 24,000 shares for the number of shares of Class A Common Stock that may be granted under the plan to any non-employee director of the Company in any fiscal year.

This approval of the Share Plan extended the term of the plan to November 12, 2025, and constituted approval of the material terms of the performance goals under the Share Plan for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended.

The above summary of the material terms of the Share Plan is qualified by reference to the text of the Share Plan that is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 5.07.  Submission of Matters to a Vote of Security Holders.

The Company held its Annual Meeting of Stockholders on November 12, 2015. At that meeting, there were 190,558,989 shares of Class A Common Stock and 146,658,737 shares of Class B Common Stock present in person or by proxy and entitled to vote. Each share of Class A Common Stock is entitled to one vote per share, and each share of Class B Common Stock is entitled to ten votes per share. The combined voting power of the shares was 1,657,146,359 votes. The matters voted upon and the results of the vote are set forth below.

Proposal One: Election of Directors.

Stockholders elected each of the following nominees as director to hold office until the 2018 Annual Meeting (i.e. as a Class I Director) and until his or her successor is elected and qualified.

Nominee	Votes For	Votes Withheld	Broker Non-Votes
Rose Marie Bravo	1,645,620,559	4,271,926	7,253,874
Paul J. Fribourg	1,646,035,957	3,856,528	7,253,874
Mellody Hobson	1,646,289,286	3,603,199	7,253,874
Irvine O. Hockaday, Jr.	1,645,289,833	4,602,652	7,253,874
Barry S. Sternlicht	1,557,006,587	92,885,898	7,253,874

The continuing Class II Directors are Aerin Lauder, William P. Lauder, Richard D. Parsons, Lynn Forester de Rothschild, and Richard F. Zannino. The continuing Class III directors are Charlene Barshefsky, Wei Sun Christianson, Fabrizio Freda, Jane Lauder, and Leonard A. Lauder.

Proposal Two: Ratification of Appointment of Independent Auditors.

Stockholders approved the ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending June 30, 2016.

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,654,376,251	2,049,621	720,487	0

Proposal Three: Advisory Vote on Executive Compensation.

Stockholders approved a resolution approving, on an advisory basis, the compensation paid to the Company’s named executive officers.

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,643,717,535	5,388,801	786,149	7,253,874

Proposal Four: Approval of The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan.

As noted above, stockholders approved the Company’s Amended and Restated Fiscal 2002 Share Incentive Plan.

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,601,858,075	47,207,808	826,602	7,253,874

Proposal Five: Approval of The Estée Lauder Companies Inc. Amended and Restated Non-Employee Director Share Incentive Plan.

Stockholders approved the Company’s Amended and Restated Non-Employee Director Share Incentive Plan (the “Director Share Plan”). The amendments to the Director Share Plan principally increased by 600,000 shares (to 1,800,000 shares) the aggregate number of shares of Class A Common Stock that may be delivered under the plan. In addition, the plan amendments added clarifying information regarding compliance with Sections 409A and 457A of the Internal Revenue Code of 1986, as amended.

The above summary of the material terms of the amendments to the Director Share Plan is qualified by reference to the text of the Director Share Plan that is filed herewith as Exhibit 10.2 and is incorporated herein by reference.

Votes For	Votes Against	Abstentions	Broker Non-Votes
1,639,116,990	9,731,095	1,044,400	7,253,874

Item 9.01. Financial Statements and Exhibits.

(a) Not Applicable

(b) Not Applicable

(c) Not Applicable

(d) Exhibits

Exhibit No.	Description

10.1	The Estée Lauder Companies Inc. Amended and Restated Fiscal 2002 Share Incentive Plan*

10.2	The Estée Lauder Companies Inc. Amended and Restated Non-Employee Director Share Incentive Plan*

* Exhibit is a management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTÉE LAUDER COMPANIES INC.

	By:	/s/ Spencer G. Smul
Date: November 16, 2015		Spencer G. Smul
Senior Vice President
Deputy General Counsel and Secretary